Exhibit 10.1

AMENDMENT TO THE

MORGAN STANLEY 401(k) PLAN

Morgan Stanley & Co. Incorporated (the “Corporation”) hereby amends the Morgan Stanley 401(k) Plan (the “Plan”), effective February 10, 2005, as follows:

1. Appendix B of the Plan, Morgan Stanley Participating Companies, shall be amended by adding the following paragraph to the end thereof:

“The Barra, Inc. 401(k) Plan (the “Barra Plan”) shall be merged with and into the Plan effective February 10, 2005. The contributions, benefits and other rights of Participants in the Barra Plan with respect to the period prior to such merger are determined under the terms of the Barra Plan as in effect prior to its merger with the Plan. Any person who was covered under the Barra Plan prior to its merger with the Plan and who was entitled to benefits under the provisions of the Barra Plan as in effect prior to its merger with the Plan shall continue to be entitled to the same amount of accrued benefits without change under the Plan; provided, however, that effective February 10, 2005 for benefits with annuity starting dates beginning on or after February 10, 2005, the forms of distribution (including for these purposes the time, manner and medium of distribution) available with respect to such accrued benefits shall be the forms of distribution available under the otherwise applicable provisions of the Morgan Stanley 401(k) Plan plus any other forms of distribution that were available under the Barra Plan immediately prior to February 10, 2005 and that may not be eliminated under Code section 411(d)(6).”

2. It is intended that this Amendment satisfy any further determination or approval required under the terms of the Barra Plan with respect to the merger of the Barra Plan with and into the Plan.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed on its behalf as of this 2nd day of February, 2005.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ KAREN JAMESLEY